EXHIBIT 99.77O(1)

RULE 10f-3 REPORT FORM
Record of Securities Purchased
(Sub-Adviser Name)

1.	Name of Fund: ____Lincoln Global Asset Allocation Fund___________________________

2.	Name of Issuer: ___Experian Group Ltd.__________________________________________

3.	Underwriter from whom purchased: ____Merrill Lynch______________________________

4.	Affiliated Underwriter managing or participating in underwriting syndicate: __UBS Investment Bank
__________________________________________________________________________

5.	Aggregate principal amount of purchase by all investment companies advised by the
Adviser: ___£15,680,000______________________________________________________

6.	Aggregate principal amount of offering: ___£800,000,000_______________________________________

7.	Purchase price (net of fees and expenses): ____£5.60____________________________________

8.	Offering price at close of first day on which any sales were made: ____£5.60_________________

9.	Date of Purchase: _____9-October-2006__________________________________________

10.	Date offering commenced: __9-October-2006______________________________________

11.	Commission, spread or profit: ___2.45__________%£0.1375______ / share

12.	Have the following conditions been satisfied? Yes No